Exhibit 5.1

October 3, 2013

TransCoastal Corporation

17304 Preston Road, Suite 700

Dallas, Texas 75252

Ladies and Gentlemen:

             We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) relating to the registration of up to 20,486,366 shares of common stock, par value $0.001 per share (collectively, the “Shares”) all issued to the Selling Stockholders as a result of an acquisition as described in the Registration Statement. Capitalized terms used in this letter which are not otherwise defined herein shall have the meanings given to such terms in the Registration Statement.

             You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

             This opinion is rendered as of the date hereof and is limited to matters of Delaware corporate law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

             Based upon and subject to the foregoing, it is our opinion that the Shares issued by the Company are duly authorized for issuance, validly issued, fully paid and nonassessable.

             We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Kane Russell Coleman & Logan PC

 Kane Russell Coleman & Logan PC